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                  SUBSIDIARIES OF AVALON HOLDINGS CORPORATION


The following is a list of Avalon Holdings Corporation's subsidiaries except for subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.


                                                                     State of
         Subsidiary Name                                           Incorporation
         ---------------                                           -------------
 .   American Landfill Management, Inc.                              Ohio
 .   American Waste Management Services, Inc.                        Ohio
 .   Antech Ltd.                                                     Pennsylvania
 .   Avalon Lakes Golf, Inc.                                         Ohio
       .   Avalon Travel, Inc.                                      Ohio
       .   TBG, Inc.                                                Ohio
 .   AWS Remediation, Inc.                                           Pennsylvania
 .   DartAmericA, Inc.                                               Ohio
       .   Dart Trucking Company, Inc.                              Ohio
              .   Dart Realty, Inc.                                 Ohio
              .   Dart Services, Inc.                               Ohio
       .   TRB National Systems, Inc.                               Ohio
 .   Eagle Fidelity Insurance Company                                Vermont
 .   Earth Sciences Consultants, Inc.                                Pennsylvania
       .   Earth Sciences Consultants of Colorado, Inc.             Ohio
 .   Envirco Transportation, Inc.                                    Ohio
 .   Envirco Transportation Management, Inc.                         Ohio

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Parent/subsidiary relationships are indicated by indentations.  In each case,
100% of the voting securities of each of the subsidiaries is owned by the indicated parent of such subsidiary.